SIBLING ENTERTAINMENT GROUP, INC

(A Development Stage Company)

PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

June 30, 2006

Unaudited - Prepared by Management

Set forth below are the unaudited pro forma consolidated statement of operations for the year ended June 30, 2006 compiled to present the pro froma results of operations relating to the acquisition by Sibling Entertainment Group, Inc. (“SEGI”) of 80% interests of Dick Foster Productions, Inc. and Creative Productions, Inc. (“DFP”) for $7,200,000 assuming the transaction occurred on July 1, 2005, the beginning of the fiscal year ending June 30, 2006.

The information presented below is for informational purposes only and is not necessarily indicative of the actual results that would have occurred had the acquisition been consummated as at June 30, 2006 or July 1, 2005, nor are they necessarily indicative of future operating results of the consolidated companies under the ownership and management of the Company. The unaudited pro forma consolidated financial information should be read in conjunction with the financial statements and related notes.

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SIBLING ENTERTAINMENT GROUP, INC
(A Development Stage Company)
Pro Forma Consolidated Statement of Operations
(Unaudited)

Year Ended June 30, 2006

	Dick Foster Productions Inc., and Creative Productions Inc	Sibling Entertainment Group, Inc .	Pro Forma Adjustments and Eliminating Entries			Pro Forma Consolidated Sibling Entertainment Group, Inc.

Total Revenue	$5,030,186	$153,629				$5,183,815

Cost of revenue	3,037,397	—				3,037,397
General and administrative	2,654,680	649,809				3,304,489
Other	—	641,939				641,939
Production expenses	—	70,523				70,523

Total operating expenses	5,692,077	1,362,271	—			7,054,348

Loss from operations	(661,891)	(1,208,642)	—			(1,870,533)

Other income (loss)
Interest income	17,788	2,513				20,301
Interest expense	(8,244)	—	(441,413)	(	a)	(449,657)
Amortization of Deferred Finance Costs			(133,862)	(	b)	(133,862)
Impairment of investment - related company	—	(233,621)				(233,621)
Equity loss on investment - related company	—	(2,069)				(2,069)
Investor Expense - Put Option			(41,643)	(	c)	(41,643)
Other income (loss)	(4,150)					(4,150)

Loss, before taxes and minority interest	(656,497)	(1,441,819)	(616,918)			(2,715,234)
Provision for income taxes	(1,796)	—				(1,796)

Net income (loss), before minority interest	(658,293)	(1,441,819)	(616,918)			(2,717,030)
Minority interest in subsidiary			131,659	(	d)	131,659

Net income (loss)	$(658,293)	$(1,441,819)	$(485,259)			$(2,585,371)

Loss per share – basic and diluted		$(0.06)				$(0.10)

Weighted average shares outstanding		24,482,883				24,732,883

The accompanying notes are an integral part of these financial statements

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SIBLING ENTERTAINMENT GROUP, INC (A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
June 30, 2006
Unaudited - Prepared by Management

1.	Proposed Arrangement and Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements have been compiled for purposes of inclusion in the Form 8K filing relating to the acquisition by Sibling Entertainment Group, Inc. (“SEGI”) of 80% interests of Dick Foster Productions, Inc. and Creative Productions, Inc. (“DFP”) for $7,200,000

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of each entity. The audited balance sheets of SEGI and DFP as of June 30, 2006 were used in the preparation of the unaudited pro forma consolidated balance sheet as of June 30, 2006. The audited statements of operations of SEGI and DFP for the year ended June 30, 2006 were used in the preparation of the unaudited pro forma consolidated statement of operations for the year ended June 30, 2006 and the unaudited pro forma consolidated loss per share for the year ended June 30, 2006.

2.	Pro Forma Adjustments

The unaudited pro forma consolidated statement of operations for the year ended June 30, 2006 has been prepared assuming that the transaction related to the arrangement occurred on July 1, 2005.

The unaudited pro forma consolidated financial statements give effect to the acquisition of DFP (at net book value) and the related elimination as follows:

(a)

Interest Expense of $441,413 for the period June 1, 2005 through June 30, 2006 including accrued interest expense of $206,942 to Dick Foster, $206,942 to Lynne Foster and $27,529 to Motivated Minds, Inc.

(b) The amortization of the Deferred Finance Costs of the transaction including the valuation of stock and stock purchase warrants issued at the time of closing and assuming that there is not change in valuation of the stock and stock purchase warrants between July 1, 2005 and closing of the transaction on February 28, 2007.

(c) The initial recording of Investor Expense costs of the transaction related to the valuation of the put option provided at the time of closing assuming that there is not change in valuation of the put option between July 1, 2005 and closing of the transaction on February 28, 2007.

(d) The recording of pro forma Minority Interest losses from DFP for period July 1, 2005 through June 30, 2006 as if the transaction closed on July 1, 2005.

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3.	Pro Forma Loss for the Period and Loss Per Share

The pro forma consolidated loss for the period and loss per share are not necessarily indicative of the results of operations that would have been attained had the acquisition taken place as at July 1, 2005 and does not purport to be indicative of the effects that may be expected to occur in the future.

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